Exhibit 99.1
                                                                   ------------



                      Company Contact:
                      Bill Willett
                      Programmer's Paradise(R), Inc.
                      Chairman and Chief Executive Officer
                      (732)-389-8950
                      bill.willett@programmers.com
                      ----------------------------


                PROGRAMMER'S PARADISE(R), INC. ANNOUNCES TRANSFER
                           TO NASDAQ SMALL CAP MARKET


Shrewsbury, NJ, June 5, 2003 - Programmer's Paradise, Inc. announced that its request to transfer from the NASDAQ National Market to the NASDAQ Small Cap Market has been approved, effective at the opening of business on Monday, June 9, 2003. Programmer's Paradise's common stock will continue trading under its current symbol PROG.

Programmer's Paradise, Inc. is an international marketer of software targeting software development professionals and information technology professionals within enterprise organizations. Programmer's Paradise enhances software development productivity by providing a single-source for software development tools from industry-leading vendors selected on the basis of features, quality, price and warranty. The Company offers over 70,000 SKUs from more than 2,000 publishers and manufacturers and distributes these products through multiple distribution channels. Programmer's Paradise web site is located at www.programmersparadise.com.

For further  information contact Bill Willett,  CEO of Programmer's  Paradise at
(732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.